Exhibit 10.11

2010 EXECUTIVE BONUS COMPENSATION PLAN

PROPOSED FOR ADOPTION BY THE BOARD

•	Eligible Executives (10): CEO, CFO, VP-Product, VP-Tech Ops & IT, VP Mktg, Head of Corp Dev, VP-People Operations, General Counsel, VP-International, VP-Strategic Alliances

•	Bonus pool is funded by achievement of payout targets, with pro-rata payment for achievement between 50% and 150%.

•	Bonus target is 30% of base salary.[1]

•	Payout to eligible executives will be based 50% on Corporate Component and 50% on Individual Performance Component.

Corporate Component (50% of Target Bonus)

Payout Targets	Plan Weight	50% Payout if results above following but below plan/target	100% Payout Target	150% Payout Target
Revenue ($M)	20%	$200	$220	$235
Members (M)	20%	75	87	93
Unique users (M) [2]	20%	45	49	60
Page views (B)	20%	15	17	19
EBITDA Margin [3]	20%	6%	9%	12%

Individual Performance Component (50% of Target Bonus)*

Based on executive’s overall performance, focusing on leadership (as demonstrated by exemplifying the company’s culture and values), leverage (achieving scale efficiently and effectively) and results.

*	Will be funded based on % of overall Corporate Component achievement (e.g. if Corp Component funded at 90% then Individual Component would be funded at 90%).

Payouts: Payouts will be calculated and made after the Company has concluded its 2010 closing. Payouts of the Corporate Component will be formulaic (not discretionary) and self-effectuating, based on achievement of payout targets, and will not require further action by the Board. Payouts of the Individual Performance Component are discretionary based on achievement of individual objectives, and as approved by the Board after recommendation from CEO.

1.	CEO bonus target is 60% of base salary, all others are 30% of base salary
2.	Based on comScore – higher of monthly average or year-end (normalizes for potential year-end seasonality)
3.	Excludes stock comp-based expenses